MEMBER INTEREST PURCHASE AGREEMENT


                                 By and Among


                             EMS TECHNOLOGIES, INC.,


                               NETSAT 28, L.L.C.

                                     and

                             NATION NET, L.L.C.



                                     Dated

                              September  30, 1999







                    MEMBER INTEREST PURCHASE AGREEMENT



     THIS MEMBER INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into the 30th day of September, 1999, by and among EMS Technologies, Inc., a Georgia corporation ("EMS"), NetSat 28 Company, L.L.C., a Delaware limited liability company ("NetSat"), and Nation Net, L.L.C., a Delaware limited liability company ("Nation Net").


                          W I T N E S S E T H

     WHEREAS, the Board of Directors of EMS and the Executive
Committee of NetSat have each concluded that it is advisable and for the benefit of each such entity and their respective shareholders and members that EMS become a member of NetSat, and have certain continuing rights to increase its ownership of the issued and outstanding NetSat membership interests on the basis set forth in
Article 2 hereof; and

     WHEREAS, Nation Net, as a holder of NetSat membership interests, desires to join in this Agreement for the purposes of the rights and obligations specified herein with respect to future transfers by it of NetSat Interests, and for the purposes of the representations, warranties, indemnification and other undertakings on its part set forth herein.

     NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, and warranties contained herein, the parties hereto agree as follows:


                              ARTICLE 1
                             DEFINITIONS

     For the purpose of this Agreement, any amendments hereto, and any schedules or exhibits attached hereto, the following terms shall have the following meanings:

1.1 "Closing" and "Closing Date" mean the purchase by EMS of the Initial Interests as provided herein, and the date on which each purchase occurs, respectively.

1.2  "EMS Consideration" has the meaning specified in Section 2.1.

1.3 "EMS IP Rights" means the technologies and related technical data to be licensed to NetSat under the License Agreement attached hereto as Annex 2.1(c).

1.4 "EMS Stock" means the common stock, $.10 par value per share, of EMS.

1.5  "EMS Loan" has the meaning specified in Section 7.2.

1.6  FCC" means the United States Federal Communications Commission.

1.7 "FCC License" means a license from the FCC, issued to NetSat, to operate the Satellite, for a period expiring not earlier than ten years from the date NetSat notifies the FCC that the Satellite has been placed into orbit and has initiated operations, for the purpose of providing fixed satellite commercial communications services based on EMS holding a controlling ownership interest in NetSat.

1.8 "Initial Interests" means the 1,002,000 units of NetSat Interests to be acquired at Closing by EMS as provided herein.

1.9  "Intellectual Property"  has the meaning specified in paragraph
4.8(a).

1.10  "ITU Filings" has the meaning specified in paragraph 2.2(b).

1.11 "NetSat Interests" means the ownership interest in NetSat of its members, expressed for the purposes of this agreement as all or a portion of a total of 2,000,000 units, each representing 0.00005% of the aggregate of all outstanding member ownership interests.

1.12 NetSat Members" means the current and future permitted holders of NetSat Interests.

1.14 "1933 Act" means the United States Securities Act of 1933, as amended.

1.15 "Person" means any natural person, corporation, limited liability company, partnership, proprietorship, association, trust or other legal entity.

1.16  "Recapitalization" has the meaning specified in Section 7.1.

1.17 "Satellite" means a Ka-band commercial communications satellite located in geostationery orbit at approximately 95? West longitude, together with any spare or replacement for such satellite, and also together with any additional Ka-band satellites from time to time operating in a coordinated manner, and in substantially identical orbit, with such satellite to increase system capacity.

1.18 "Successor" means, in respect of NetSat, any entity which acquires, or succeeds to, the business of NetSat, whether by assignment or sublicense of Intellectual Property or by merger, consolidation, sale of assets or other business combination, but does not include EMS or other party solely by virtue of holding the equity interests in NetSat or any such successor entity.


                               ARTICLE 2
                         TERMS OF TRANSACTION

2.1 Purchase of the Initial Interests. The Initial Interests shall be issued and transferred to EMS in consideration of the following (collectively, the EMS Consideration"):

(a) The payment by EMS to NetSat, by wire transfer to an account designated by NetSat, of $2,150,000;

(b) The delivery to NetSat of the note evidencing the EMS Loan, together with the note dated June 22, 1999, in the principal amount of $150,000, in each case, marked "Cancelled"; and

(c) The delivery to NetSat of the Licensing Agreement, substantially in the form of Annex 2.1(c), setting forth and granting to NetSat license rights in the EMS IP Rights.

2.2   Contingent Acquisition of NetSat Units and Issuance of Shares.

(a) Performance Milestones. Upon achievement by NetSat, EMS or their Successors of the following performance milestones, or of their substantial equivalents accepted in writing by EMS, EMS shall acquire from Nation Net, and Nation Net shall transfer and deliver to EMS, the specified number of NetSat Interests, and EMS shall deliver to Nation Net the specified number of shares of fully paid and nonassessable EMS
Stock:

1st - NetSat enters prime contract for in-orbit delivery of the Satellite with a qualified vendor providing vendor financing with insurance-based security, all on terms reasonably satisfactory to EMS

2nd - The first to occur of any of the following:

(i) One or more service providers enter agreements with NetSat committing to the cash investment in NetSat of an aggregate of not less than $30,000,000;
(ii) Agreements are entered with NetSat under which one or more third parties having adequate financial resources are committed to the cash investment in NetSat of an aggregate of not less than $60,000,000; and
(iii) Agreements are entered with NetSat under which one or more third parties having adequate financial resources are committed to purchase, on terms reasonably satisfactory to EMS, an aggregate of not less than 20% of NetSat's anticipated data transmission capacity

3rd - Initiation of commercial Ka-band data communications services provided by NetSat through the Satellite

4th - Cumulative revenues received by NetSat for Ka-band communications services provided through the Satellite first equal at least
$250,000,000

Performance
Milestone and                                      No. of
Last Date to Achieve      No. of Units of          Shares
(if applicable)           NetSat Interests         of EMS Stock

1st (May 31, 2000)         500,000                  500,000

2nd (December 31, 2001)     400,000                  500,000

3rd                                                 125,000

4th                                                 125,000

(b) Revenues from ITU Filings. Schedule 2.2(b) sets forth orbit locations for which the government of Mexico has advanced, published and sought coordination through the International Telecommunications Union for satellites operating in the Ka band (the "ITU Filings"). NetSat represents that the terms of the ITU Filings are such that satellites operating thereunder are effectively designed utilizing intellectual property proprietary to or licensed by NetSat. While the parties understand that the ITU Filings may not generate any revenue for NetSat or its Successor, the parties believe that NetSat could in the future recognize significant revenues from the operation of satellites based on the architecture and technology also set forth on
Schedule 2.2(b), under the ITU Filings. In the event such revenues received (net of reasonable bad debt or currency conversion reserves) by NetSat or its Successor, as determined in accordance with generally accepted accounting principles consistently applied, shall exceed, on a cumulative basis and in the aggregate for all such satellites, (i) $500,000,000, over a period not exceeding three years, EMS shall issue 125,000 shares, and (ii) $800,000,000 over a period not exceeding five years, EMS shall issue 125,000 shares (for an aggregate of 250,000 shares) of fully paid and non-assessable EMS Stock to Nation Net.

(c)  Adjustments.   The number and kind of shares of EMS Stock to be
issued pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or other similar change in the capitalization of EMS occurring between the date of this Agreement and the date such shares are so issued.

(d) Option to Pay Cash Value of EMS Stock. In lieu of delivering shares of EMS Stock to Nation Net pursuant to this Section 2.2, EMS may, at its option, pay to Nation Net cash, by wire transfer or other payment method acceptable to Nation Net, equal to the Fair Market Value of such shares as of the date such shares would otherwise be so
delivered.   For these purposes, "Fair Market Value" per share shall be the average of the closing sales prices of the EMS Stock on the ten trading days preceding such date of delivery, as reported on the NASDAQ National Market System or successor thereto, or if not so reported, on the principal securities exchange on which the EMS Stock shall at that time be traded.

(e) Option to Acquire NetSat Interests if Milestones Are Not Achieved. EMS may, by notice to NetSat delivered at any time after the Closing and prior to expiration of this option as specified below, elect at its option to acquire the NetSat Interests specified in paragraph 2.2(a), upon delivery of the specified shares of EMS Stock (or cash as provided in paragraph 2.2(d)) to Nation Net, notwithstanding that either of the applicable performance milestones shall not have been achieved. This option may be exercised as to either or both of the 500,000 and 400,000 unit tranches, but may not be exercised as to less than all of either such tranche. This option shall expire as to a particular tranche one year after either party shall have given written notice of its determination, which shall be reasonable in light of existing facts and circumstances, that the performance milestone relevant to such tranche cannot reasonably be expected to be achieved prior to its specified last date for achievement.

(f) Optional Surrender of Units By EMS. If, (i)(x) on or prior to May 31, 2000, EMS and NetSat have failed to obtain such understandings and agreements as provide a reasonable basis for the expectation that NetSat will achieve the first milestone identified in paragraph 2.2(a) on or prior to July 31, 2000, or (y) EMS and NetSat have failed to achieve such first milestone on or prior to July 31, 2000, and (ii) EMS has failed to exercise its option with respect to the 500,000-unit tranche, as provided in provided in paragraph 2.2(e), then EMS shall, upon demand of Nation Net, surrender to NetSat 340,000 units of NetSat Interests, or at EMS's option exercised by notice to NetSat EMS may surrender to NetSat 620,000 units of NetSat Interests. In the event either party exercises its rights under this paragraph, EMS shall not thereafter have any further rights to acquire NetSat Interests or obligations to deliver shares of EMS Stock or cash pursuant to this
Section 2.2. The parties agree, upon request of any other party, to cooperate and act in good faith, including the execution of any document and the provision of any assurances that is reasonably required to obtain FCC approval of either such transfer of units of NetSat Interests.


                              ARTICLE 3
                               CLOSING

Time and Place of Closing.    The Closing shall be consummated at the
offices of NetSat on or before the thirtieth day after the condition of Section 8.6 (concerning the FCC License) has been satisfied, the date and time of such closing to be mutually agreed upon by EMS and NetSat. At the Closing, NetSat shall deliver to EMS appropriate evidence of the Recapitalization and of the issuance and transfer to EMS of the Initial Interests, and EMS shall deliver to NetSat the EMS Consideration. Each of the parties shall also deliver the closing certificates, documents and opinions of counsel required herein to be so delivered.


                                ARTICLE 4
              REPRESENTATIONS AND WARRANTIES CONCERNING NETSAT

     As an inducement to EMS to enter into this Agreement and to consummate the transactions contemplated hereby, NetSat and Nation Net, jointly and severally, represent and warrant as follows:

4.1.   Organization, etc.    NetSat is a limited liability company
duly organized, validly existing, and in good standing under the laws of the State of Delaware. NetSat has all requisite power to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted, and has fully complied in all material respects with all federal, state, local and foreign laws with respect to its operations and the conduct of its business, except for any such failures to so comply (none of which are now known to NetSat or Nation
Net) that will not, singly or in the aggregate, have a material adverse effect on the business, assets or financial condition of NetSat. NetSat is duly qualified and in good standing as a foreign business entity for the transaction of business under the laws of each jurisdiction in which it owns or leases property, or conducts business, so as to require such qualification. Copies of the Limited Liability Company Agreement and all amendments thereto, certificates of authority or qualification to transact business as a foreign corporation in each jurisdiction where such is required, membership records, and minutes and other records of NetSat and its Executive Committee heretofore made available to EMS are true, complete and correct at the date hereof.

4.2 Capitalization. All of the issued and outstanding NetSat Interests are duly authorized and validly issued, fully paid and nonassessable, were offered, issued, and sold in accordance with applicable federal and state securities laws, and there are no preemptive rights in respect thereof. As of the date of this Agreement, the ownership of NetSat Interests is as set forth on
Schedule 4.2. As of the Closing, and subject to EMS's funding of the EMS Loan as set forth in Section 7.2, the NetSat Interests owned by Hellman & Friedman Capital Partners III, L.P. and DBX Second Corporation, as set forth on Schedule 4.2, will have been redeemed pursuant to that certain Amended and Restated Interest Purchase Agreement among such parties, NetSat, and Nation Net, dated December 23, 1998, as modified by letter dated July 16, 1999, on terms relieving NetSat of any further liability, contingent or otherwise, to the other parties to such Agreement. As a result of such redemption, immediately prior to the Closing the sole NetSat Member shall be Nation Net.

4.3  Options, Rights, etc. to Acquire NetSat Interests.   Except as
contemplated in Section 4.2, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase or issuance of any NetSat Interests.

4.4 Authority. NetSat has full power and authority to make, execute and deliver this Agreement and to perform its obligations hereunder and in connection with the transactions contemplated hereby, and the making, execution and delivery of this Agreement by NetSat and the performance of its obligations in compliance with its terms have been duly authorized by all necessary action of NetSat, except that this Agreement has not been, as of the date hereof, approved by the NetSat Members in accordance with the laws of the State of Delaware.

4.5  No Default Resulting from Agreement.   Except as set forth on
Schedule 4.5, neither the making, execution and delivery of this Agreement, nor the performance by NetSat of its obligations in compliance with its terms, will result in a breach or violation of any term or condition of, or constitute a default under, the Limited Liability Company Agreement of NetSat, as amended to date, or constitute a default that may reasonably be expected to have a material adverse effect on NetSat under any agreement, instrument, undertaking, judgment, decree, governmental order, or other restriction or obligation to which NetSat is a party or by which it or any of its properties or assets may be bound or affected. No consent of any federal, state or local authority is required in connection with the valid making, execution or delivery of this Agreement or the Plan of Merger by NetSat, or the performance by it of its obligations in compliance with their respective terms.

4.6  Financial Statements.    Set forth as Schedule 4.6 are true,
correct and complete copies of the unaudited financial statements of NetSat for the fiscal year ended December 31, 1998, and for the fiscal quarters ended March 31 and June 30, 1999, including the notes and any schedules thereto (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of NetSat at each of the dates indicated and the results of its operations and the changes in its financial position for each of the periods indicated.

4.7 Absence of Undisclosed Liabilities. Except as fully reflected in the Financial Statements or as set forth on Schedule 4.7, NetSat does not have any debt, liability or obligation of any kind (whether accrued, absolute, contingent or otherwise), including without limitation any liability or obligation on account of taxes or any governmental charge, penalty, interest or fine, or any "loss contingencies" considered "probable" or "reasonably possible" within the meaning of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 5, except (i) liabilities incurred in the ordinary course of business since June 30, 1999, none of which have, individually or in the aggregate, materially and adversely affected the business, assets, results of operations, financial condition, or prospects of NetSat, and (ii) liabilities incurred in connection with the transactions provided for in this Agreement. All reserves and allowances reflected in the Financial Statements are adequate, appropriate and reasonable. NetSat is not in default with respect to any term or condition of any indebtedness; and except as set forth on Schedule 4.7, no notice has been given by any holder of any debt claiming that any default or breach exists that has not been remedied by NetSat or waived in writing by such holder.

4.8   Intellectual Property.

(a) As used herein, the term "Intellectual Property" means U. S. Patents Nos. 5,552,920 and 5,680,240 together with all other patent rights, trademarks, tradenames, service marks, copyrights, trade secrets and know-how developed prior to the Closing by NetSat, Nation Net or either of its employees, contractors or consultants, or by Thomas W. Glynn or his affiliates, with respect to the proposed architecture of the Satellite or the technology for building and operating the Satellite. As of the Closing, NetSat will hold an irrevocable, fully paid and royalty-free (except as otherwise payable as set forth in this Agreement) license, unlimited as to use in satellite-based systems, and including the right to sublicense, under
U. S. Patents Nos. 5,552,920 and 5,680,240, substantially in the form of Annex 4.8. Except as set forth on Schedule 4.8, all other Intellectual Property will as of the Closing be owned by NetSat free and clear of any encumbrances, or is part of the public domain.
NetSat and Nation Net have no knowledge that either NetSat or such Licensed Technology infringes or has infringed upon or unlawfully or wrongfully used any other patent, trademark, tradename, service mark or copyright owned or claimed by another person, and has not received any notice of any claim of infringement or any other claim or proceeding, with respect to any Intellectual Property. Except for such Licensed Technology or as set forth on Schedule 4.8, no current or former employee, officer, Member, or member of the Executive Committee of NetSat owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

(b) Except as set forth on Schedule 4.8, (i) all of the employees, contractors or consultants of NetSat who have contributed to the development of Intellectual Property have executed and delivered to NetSat agreements that assign to NetSat any of their rights in or disclaim any rights to Intellectual Property developed in the course of their employment or consulting duties or with NetSat assets, or that is related to the architecture, manufacture or operation of the Satellite; (iii) no employee, contractor or consultant of NetSat has used any proprietary information of any other Person in the course of his or her work for NetSat, except with the consent of any such Person; (iv) no government funding was utilized in the development of the Intellectual Property; (v) and NetSat has not received any communication alleging that manufacture or operation of the Satellite would violate any rights of any Person. Other than as set forth on
Schedule 4.8, NetSat has not granted to any other Person any license, option or other right in or to any of the Intellectual Property.

Except as set forth on Schedule 4.8, NetSat has used reasonable procedures to maintain the secrecy and physical security of its Intellectual Property consisting of trade secrets or other confidential information, including source codes for any computer software, and has not disclosed such Information to any Person other than those who had a reasonable need to know such information in the course of their responsibilities as employees, contractors or consultants of NetSat and who are subject to obligations to maintain the confidentiality of such information.

(c) Maintenance. Except as specified on Schedule 4.8, NetSat has no obligation owing to any Person to maintain, modify, improve or upgrade any Intellectual Property.

4.9  Other Property.

(a) NetSat has good and marketable title to all other personal property owned by it, free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property and do not interfere with the uses made or reasonably anticipated to be made of such property. No material personal property is held under any lease by NetSat, and such as may be so held are held under valid lease of which NetSat is not in default or in breach or violation of any term or condition thereof in a manner that may reasonably be expected to have a material adverse effect on the business, assets, results of operation, financial condition, or prospects of NetSat.

(b) All material personal property owned or leased by NetSat is suitable for its present or intended use, and NetSat has not received notice of any claimed violation of any law, order, regulation or requirement relating to any such property as presently used or reasonably anticipated to be used that would materially detract from the value, or materially interfere with the present or reasonable anticipated future use, of such property.

(c) NetSat has not assigned or otherwise transferred in whole or in part, to any Person, or in any other manner encumbered, released or waived, any interests or rights, if any, that it has held or obtained in respect of the design or operation of satellites to be operated under the ITU Filings.

4.10  Notes and Accounts Receivable.    All notes and accounts
receivable reflected in the Financial Statements (net of reserves stated therein) were, and all such receivables held by NetSat on the date hereof are, valid obligations of the makers thereof. NetSat has not received any notice from any of the makers of such receivables of any alleged offsets or counterclaims, nor does NetSat have any reason to believe that any of such receivables are not collectible.

4.11  Actions, Suits, etc.    Except as set forth on Schedule 4.11,
there are no actions, suits, claims or proceedings (either pending or threatened) against, by or (to the best of its knowledge) affecting NetSat in any court or before any arbitrator or governmental agency or authority, domestic or foreign, that might have a material adverse effect on its business, assets, results of operations, financial condition, or prospects or that might prevent or impede the transactions contemplated in this Agreement. NetSat has not been charged with, and to the best of its knowledge is not under investigation with respect to, any charge concerning any violation of any provision of any federal, state or other applicable law or administrative order or regulation in respect to its business, except as set forth on Schedule 4.11. There are no judgments unsatisfied against NetSat, and no consent decrees to which NetSat is subject. NetSat is not involved in or threatened with any labor dispute.

4.12  Tax Status.    All required federal, state and local tax returns
of NetSat have been completed and filed for all fiscal years to and including December 31, 1998, and all payments shown thereon to be due have been paid. Accruals for the payment of all unpaid state and local taxes for periods through the date hereof have been entered on NetSat's books. The federal income tax returns of NetSat have never been audited by the Internal Revenue Service. At all times since its inception, NetSat has been taxable as a partnership for federal and state income tax purposes. There is not now any proposed assessment of additional state or federal income or franchise taxes, nor to the best of NetSat's knowledge any other taxes, and there are no waivers or agreements by NetSat for the extension of time for the assessment of any taxes.

4.13  Material Contracts.    Set forth on Schedule 4.13, with respect
to NetSat, is a list of all presently outstanding (i) bonus, deferred compensation, pension, profit-sharing, and retirement plans and arrangements; (ii) employment agreements, contracts and commitments that by their express terms cannot be terminated by NetSat without material penalty or liability on thirty days' or less notice; (iii) guaranties of indebtedness or indemnification agreements; (iv) agreements, contracts and commitments relating to the acquisition of assets or capital stock of any business enterprise, other than assets acquired for use in the ordinary course of business of NetSat; (v) loan agreements and related documents; (vi) licenses, franchises, options or other rights of any nature whatsoever to sell, distribute or otherwise deal in or with the property of NetSat other than in the ordinary course of business or to use any patent, trade name, trademark, service mark, copyright, pending applications therefor, trade secrets, or other proprietary rights of NetSat; (vii) licenses, franchises, options or other rights of any nature whatsoever obligating NetSat to pay royalties, franchise fees or any other amounts to any other party for the right to sell, distribute or otherwise deal in or with the property of such other party or for the use of any patent, trade name, trademark, service mark, copyright, pending applications therefor, trade secrets, or other proprietary rights of any such other party; (viii) agreements, contracts or commitments containing any covenant materially limiting the freedom of NetSat to engage in any line of business or to compete with any person; and (ix) agreements, contracts and commitments not made in the ordinary course of business and providing for remaining payments or receipts aggregating in excess of $5,000 for a single such agreement, contract or commitment, or $25,000 in the aggregate for all such agreements, contracts or commitments. A true copy of each of the contracts set forth on Schedule 4.13 has been or will be made available to EMS for examination prior to the Closing. Except as set forth on Schedule 4.13, no material default by NetSat exists or has been claimed to exist with respect to any such contract or commitment, and no material default by any other party thereto is known or claimed by NetSat to exist.

4.14  Licenses; No Infringement.     Except for the FCC License and
any Department of State export licenses needed for the construction or launch of the Satellite or other satellites referred to herein, NetSat holds all material licenses, certificates and permits from governmental authorities that are necessary to conduct of the business activities contemplated in this Agreement.

4.15  Certain Employees; Bank Accounts; Insurance Policies.   Set
forth on Schedule 4.15, with respect to NetSat, are:

(a) true and complete list of the names and compensation arrangements of all salaried employees;

(b) the name and address of each bank with which NetSat has an account or a safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and

(c) a true and complete list and brief description of all policies of fire, liability, life and all other forms of insurance owned or held by NetSat, all of which are in full force and effect; NetSat is not aware of any condition or fact that would lead it to believe that such policies would not insure NetSat in a manner that is fully adequate at all times to protect it against risks customarily insured against by others in the same location and engaged in the same or similar business and that may reasonably be expected to have a material adverse effect upon the business, assets, results of operations, financial condition, or prospects of NetSat.

4.16  Union Agreements and Employee Relations.   NetSat is not a party
to any union or collective bargaining agreement, nor does NetSat have knowledge of any pending or potential attempt to unionize any of the employees of NetSat. NetSat has no reason to believe that its continuing relations with its employees will vary in any way that would have a material adverse effect on the business, assets, results of operations, financial condition, or prospects of NetSat.

4.17  Obligations for Indemnification.   Except as set forth on
Schedule 4,17, no person has any claim for indemnification by NetSat and no basis for any such claim exists.

4.18  Brokers or Finders.    No broker or finder has acted on NetSat's
behalf in connection with this Agreement or any transaction contemplated hereby.

4.19  Material Changes.   Since June 30, 1999:

4.20

(a) there has been no material adverse change in the business, assets, results of operations, financial condition, or prospects of NetSat, or in NetSat's relationship with its lenders or other current or potential material business relations, whether occurring in the ordinary course of business or otherwise;

(b) there has been (i) no declaration, setting aside, or payment of any dividend or other distribution on or in respect of the NetSat Interests, (ii) no direct or indirect redemption, retirement, purchase or other acquisition of any NetSat Interests; (iii) no issuance of any NetSat Interests;

(c) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by NetSat to any manager, officer or salaried employee, and no payment of or commitment to pay any bonus, profit-sharing, or other extraordinary compensation to any employee;

(d) there has been no damage, destruction or loss (whether or not covered by insurance) that would, in the absence of coverage by insurance, materially and adversely affect the business, assets, results of operations, financial condition, or prospects of NetSat;

(e) there has been (i) no (A) material disposition or encumbrance of, or agreement to dispose of or to encumber, or (B) pledge or grant of a security interest in, or agreement to pledge or grant a security interest in, any of the properties or assets of NetSat, and (ii) no increase or agreement to increase any indebtedness of NetSat;

(f) there has been no merger or consolidation involving NetSat and no agreement to merge or consolidate with any other corporation or entity; and no acquisition of or agreement to acquire any stock or business, or property or assets (other than in the ordinary course of business), of any other person, firm, corporation, or other business organization;

(g) there has been no labor dispute that adversely affects the business, assets, results of operations, financial condition, or prospects of NetSat;

(h) there has been no settlement in respect of any action, suit or proceeding at law or in equity involving any payment by NetSat;

(i) there has been no loan or advance, except reasonable advances in respect of normal and ordinary travel or other business related expenses, to any officer, employee or member of NetSat;

(j) there has been no cancellation by NetSat, without payment in full, of any note, loan or other obligation receivable from any manager, officer or member of NetSat (or any member of their respective families), or any corporation, partnership, firm or other entity in which any manager, officer or member of NetSat (or any member of their respective families) has any direct or indirect interest;

(k) there has been no sale or grant to any party or parties of any license, franchise, option or other right of any nature to sell, distribute or otherwise deal in or with the property of NetSat, and no sale or grant to any party of any license, franchise, option or other right of any nature to use any patent, trade name, trademark, service mark, copyright, pending application therefor, trade secret, or other proprietary right of NetSat;

(l) there has been no change in the accounting methods or practices of NetSat, including with respect to depreciation or amortization policies or rates;

(m) there has been no contract entered into for services or otherwise with any manager, officer or member of NetSat (or any member of their respective families), or with any corporation, partnership, firm or other entity in which any manager, officer or member of NetSat (or any member of their respective families) has any direct or indirect interest; and

(n) there has been no agreement or commitment by NetSat to do or take any of the actions referred to in subsections (a) through (m) of this
Section 4.19.


4.20 Securities Law Representations. NetSat has executed and delivered the form of Stock Acquisition Representations set forth as Annex 4.20, and hereby incorporates herein the representations, and agreements set forth therein.

4.21   Representations and Warranties.    No representation, warranty,
or covenant contained in this Agreement or in any written statement delivered pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue material statement, or omits or shall omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Copies of all documents furnished to EMS in connection with this Agreement or pursuant hereto are true and complete in all material respects.

NetSat and Nation Net do not know of any fact that NetSat has not disclosed in writing to EMS that materially and adversely affects or, so far as NetSat can reasonably foresee, will materially and adversely affect, the business, assets, results of operations, financial condition, or prospects of NetSat or the ability of NetSat to perform its obligations under this Agreement.


                               ARTICLE 5
                   CONDUCT OF NETSAT PENDING CLOSING

     The following covenants and agreements of NetSat shall be effective from the date hereof to the Closing, unless EMS shall consent in writing to the waiver of any such covenant or agreement:

5.1  General.   NetSat shall not take any action that would result in,
or fail to take any action required to prevent, the material inaccuracy or breach of any of the representations and warranties of NetSat set forth in Article 4.

5.2  Use of Proceeds.   The cash proceeds received by NetSat from the
EMS Loan shall be used only for the following purposes:

(a)  Payment of debts, liabilities and obligations identified on
Schedule 5.2;

(b) Payment of invoices for services of Glynn Scientific, Inc., as approved from time to time by EMS, not exceeding $60,000 per month;

(c) Payment of legal, accounting and other expenses incidental to the transactions provided for herein, and the regulatory approvals related thereto;

(d) Payment of operating expenses incurred in the ordinary course of business and not exceeding $20,000 per month; and

(e) With respect to the second $750,000 tranche of the EMS Loan, interest and principal owed to Hellman & Friedman Capital Partners III, L.P. and DBX Second Corporation in connection with the redemption of the NetSat Interests held by such Persons.

5.3 Management Participation. The President of NetSat shall regularly and actively consult with representatives of EMS, as designated by EMS from time to time with respect to the business affairs of NetSat, including business planning, satellite and system design, manufacturing and launch relationships, service provider relationships, potential investors, and other matters material to the future development and operation of NetSat. The Executive Committee of NetSat will designate as a Vice President of NetSat, with authority to represent NetSat in relationships with third parties appropriate for a senior officer, Jeffrey A. Leddy or other individual mutually acceptable to EMS and such Executive Committee.

5.4  Creation of Indebtedness.   Except as contemplated in this
Agreement, the business of NetSat shall be conducted only in the ordinary course, without the creation of any indebtedness for borrowed money.

5.5  Maintenance of Properties.   NetSat shall maintain its properties
and assets in good operating condition, with the exception of ordinary wear and tear.

5.6  Change in Capitalization.   Except as contemplated in this
Agreement, NetSat shall make no change in its authorized or issued ownership interests, and shall not issue or grant any right or option to purchase or otherwise acquire any NetSat Interests.

5.7  Sales or Encumbrances of Assets.   NetSat shall not sell or
transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any of its tangible or intangible assets.

5.8  Banking Relationships.   NetSat shall make no change in the
banking arrangements referred to in Section 4.15 hereof.

5.9  Maintenance of Books.   NetSat shall maintain its books and
records in the usual, regular and ordinary course, on a basis consistent with prior years.

5.10  Preservation of Business.    NetSat shall use its best efforts
to preserve its business organization, to keep available the services of its present employees, and to preserve the goodwill of its suppliers, customers and others having any business relation with it.

5.11 Approval of NetSat Members . NetSat shall hold a special meeting of the NetSat Members for the purpose of submitting the Recapitalization and issuance of Member Interests to EMS for approval by such members, or NetSat shall have obtained written waivers of notice and consents of such members adequate to approve the Recapitalization and such issuance. In connection with such meeting or consents, NetSat shall prepare and submit to the NetSat Members materials necessary to fully disclose the terms of the Recapitalization and such issuance as set forth in this Agreement, and shall comply with respect to the conduct of such meeting or the obtaining of such consents in all material respects with any applicable requirements of any other federal or state law.

5.12  Consents.   NetSat shall obtain the consent of the following
persons to the transactions contemplated by this Agreement, where such consent is required in the opinion of EMS for effective consummation
of the transactions contemplated herein:   (i) the holders of its
outstanding indebtedness; (ii) the lessors of all leases; and (iii) the parties to any other agreements to which NetSat is a party or by which it or any of its property is bound or affected. Any consent obtained under this Section 5.12 shall not result in a material modification of the terms or conditions of the indebtedness, lease or other agreement to which it pertains.

5.13  Access to Properties, Books, etc.   NetSat shall allow EMS and
its authorized representatives full access during normal business hours to all of its properties, books, contracts, commitments and records, and shall furnish EMS or its authorized representatives such information concerning its affairs as may reasonably be requested. However, no investigation made heretofore or hereafter by EMS shall affect the representations and warranties of NetSat and Nation Net.

5.14  Monthly Financial Statements.   NetSat shall deliver to EMS, as
soon as possible after each month ending between July 31, 1999 and the Closing, true and correct copies of monthly financial statements of NetSat for each such month. Such monthly financial statements shall reflect all material adjustments necessary to be reflected therein (subject to normal year-end adjustments to accrued bonuses and taxes) in order to present fairly NetSat's financial position and results of operations at the end of each such period on a basis consistent with the Financial Statements. Such monthly financial statements need not be audited nor need they be prepared in accordance with generally accepted accounting principles.


                               ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF EMS

     As an inducement to NetSat and Nation Net to enter into this Agreement and to consummate the transactions contemplated hereby, EMS represents and warrants as follows:

6.1  Good Standing, Capital Structure.   EMS is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Georgia. EMS has adequate power (corporate or otherwise) to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted, and has fully complied in all material respects with all federal, state, local and foreign laws with respect to its operations and the conduct of its business, except for any such failures to so comply that will not, singly or in the aggregate, have a material adverse effect on the business, assets or financial condition of EMS. EMS is duly qualified and in good standing as a foreign corporation for the transaction of business under the laws of each jurisdiction in which it owns or leases property, or conducts business, so as to require such qualification, except for any jurisdiction in which the failure to so qualify would not have a material adverse effect on the business or financial condition of EMS. Copies of the Amended and Restated Articles of Incorporation and the ByLaws of EMS, each as amended and currently in force, heretofore made available to NetSat are true, complete and correct at the date hereof.

6.2  Capitalization.   As of the date hereof, EMS has authorized
capital stock consisting of 75,000,000 shares of EMS Stock, of which 8,711,860 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $1.00 par value per share, none of which are outstanding. Each outstanding share of EMS Stock is duly authorized and validly issued, is fully paid and nonassessable, was offered, issued and sold in accordance with applicable federal and state securities laws, and there are no preemptive rights in respect thereof.

6.3  Options, Rights, etc. to Acquire EMS Stock.   Except for shares
issuable under stock incentive plans for employees and non-employee directors, and for shares issuable under this Agreement, as of the date of this Agreement there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans, or other agreements or arrangements of any character providing for the purchase or issuance of any authorized but unissued shares of EMS Stock.

6.4  EMS Stock Issued Pursuant to this Agreement.   The shares of EMS
Stock to be issued pursuant to this Agreement, when so issued, will be duly authorized and validly issued, fully paid and non-assessable, and there will be no preemptive rights in respect thereof.

6.5  Corporate Authority of EMS.   EMS has full corporate power and
authority to make, execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and in connection with the transactions contemplated hereby and thereby, and the making, execution and delivery of this Agreement by EMS, and the performance by EMS of its obligations in compliance with their respective terms, have been duly authorized by all necessary corporate action of EMS.

6.6  No Default Resulting from Agreement.   Neither the making,
execution and delivery of this Agreement by EMS, nor the performance by EMS of its obligations in compliance with the terms hereof, will result in any material breach of the terms and conditions of, or constitute a default under, the Amended and Restated Articles of Incorporation or Bylaws of EMS, or any material agreement, instrument, undertaking, judgment, decree, governmental order, or other restriction or obligation to which EMS is a party or by which it or any of its properties or assets may be bound or affected.

6.7  Financial Statements.   EMS has previously furnished to NetSat a
true and complete copy of its Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "Annual Report"), which includes, among other things, EMS' audited financial statements at December 31, 1998, and for the three years then ended. The financial statements contained in the Annual Report have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of EMS at the date indicated and the results of its operations and changes in its financial position for each of the periods indicated.

6.8  Actions, Suits, etc.   Except as set forth in the Annual Report,
(i) there are no actions, suits, claims or proceedings (pending or threatened) against, by or affecting EMS in any court or before any arbitrator or governmental agency or authority, domestic or foreign, that might have a material adverse effect on its assets, financial condition or the operation of its business, or that might prevent or impede the transactions contemplated by this Agreement; (ii) EMS has not been charged with, and, to the best of its knowledge, is not under investigation with respect to, any charge concerning any violation of any provision of any federal, state or other applicable law or administrative order or regulation in respect to its business; and
(iii) there are no judgments unsatisfied against EMS, and no consent decrees to which EMS is subject.

6.9  Representations and Warranties.   No representation, warranty or
covenant contained in the Agreement or in any written statement delivered pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue material statement, or omits or shall omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Copies of all documents furnished to NetSat in connection with this Agreement or pursuant hereto are true and complete in all material respects.

6.10 Securities Filings. EMS's Annual Report on Form 10-K for the year ended December 31, 1998, did not, on the later of the date of filing of such report or any subsequent amendment thereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of such Report have been furnished to Nation Net by EMS, and such copies are accurate and complete copies thereof (excluding exhibits). Since January 1, 1998, EMS has filed all documents required to be filed by it with the Securities and Exchange Commission pursuant to Section 13 and 14 (a) of the Securities Exchange Act of 1934, and all such documents complied in all material respects as to form with applicable requirements of law.

6.11  EMS IP Rights.  Except as set forth on Schedule 3 to Annex
2.1(c):

(a) EMS has no knowledge that the EMS IP Rights infringe or have infringed upon or unlawfully or wrongfully used any patent, trademark, tradename, service mark or copyright owned or claimed by another person, and has not received any notice of any claim of infringement or any other claim or proceeding, with respect to any EMS IP Rights. No current or former employee, officer, stockholder, or director of the EMS owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, in any of the EMS IP Rights, or in any application therefor.

(b) (i) All of the employees, contractors or consultants of EMS who have contributed to the development of EMS IP Rights have executed and delivered to EMS agreements that assign to EMS any of their rights in or disclaim any rights to the EMS IP Rights; (iii) no employee, contractor or consultant of EMS has used any proprietary information of any other Person in the course of developing the EMS IP Rights, except with the consent of any such Person; (iv) no government funding was utilized in the development of the EMS IP Rights; (v) EMS has not received any communication alleging that use of the EMS IP Rights in the manufacture or operation of the Satellite would violate any rights of any Person; and (vi) EMS has not granted to any other Person any license, option or other right in or to any of the EMS IP Rights.

EMS has used reasonable procedures to maintain the secrecy and physical security of the EMS IP Rights consisting of trade secrets or other confidential information, including source codes for any computer software, and has not disclosed such Information to any Person other than those who had a reasonable need to know such information in the course of their responsibilities as employees, contractors or consultants of EMS and who are subject to obligations to maintain the confidentiality of such information.

(c) Maintenance. EMS has no obligation owing to any Person to maintain, modify, improve or upgrade the EMS IP Rights.


                               ARTICLE 7
                           OTHER AGREEMENTS

7.1 Recapitalization. The members and Executive Committee of NetSat shall take all such actions and execute and deliver all such documents as shall reasonably be required to accomplish the following (the
"Recapitalization") prior to the Closing Date:

(a) Amendment of the Limited Liability Company Agreement of NetSat to divide the Member Interests into 2,000,000 units, of which (following the transactions specified in (b) below) 998,000 will be outstanding and held by Nation Net, and 1,002,000 will be reserved for issuance to EMS in the Closing;

(b) Redemption of the Member Interests held by Hellman & Friedman Capital Partners III, L.P. and DBX Second Corporation, on the terms set forth in the Amended and Restated Interest Purchase Agreement dated December 23, 1998, among such parties, NetSat, Nation Net and World Links Incorporated, as modified by letter dated July 16, 1999, except that the terms of such redemption shall, to the reasonable satisfaction of EMS's counsel, relieve NetSat of any further liability, contingent or otherwise, to the other parties to such Agreement; and

(c) Amendment of the NetSat Limited Liability Company Agreement to incorporate the provisions set forth on Annex 7.1(c).


7.2 The EMS Loan. Contemporaneous with the execution of this Agreement, NetSat shall execute and deliver the form of promissory note attached hereto as Annex 7.2(a), to evidence its obligations of repayment of a loan (the "EMS Loan") from EMS, and EMS shall fund the initial $750,000 of the EMS Loan. The $750,000 balance of the EMS Loan shall be funded within five business days after NetSat shall have notified EMS that the FCC has granted all such approvals as are required under applicable law for the Recapitalization (including redemption of certain NetSat Interests) to occur. Contemporaneously with the execution of this Agreement, Nation Net shall execute and deliver the form of guarantee attached hereto as Annex 7.2(b) as security for repayment of the EMS Loan.

7.3  Registration of EMS Stock.

(a) On or before the thirtieth day following any issuance of EMS Stock pursuant to this Agreement, EMS shall file with the United States Securities and Exchange Commission a registration statement on an appropriate form under the 1933 Act (the "Registration Statement") to register for resale by Nation Net or its members, in ordinary brokers' transactions or in transactions with any market maker with respect to EMS Stock, up to 50% of the shares of EMS Stock so issued to them, and EMS shall use its best efforts (i) to cause the Registration Statement to become effective, and (ii) to register, qualify or obtain an exemption from such registration or qualification of such shares of EMS Stock under the applicable blue sky or other securities laws of such states as Nation Net shall reasonably request, as soon as practicable thereafter. EMS shall use its best efforts to maintain the currency of the prospectus filed as part of the Registration Statement (the "Prospectus") for a period expiring one year after each such issuance, and shall file as necessary amendments to the Registration Statement or supplements to the prospectus, including without limitation any necessary to satisfy the requirements of Section 10(a) (3) of the 1933 Act, or any succeeding provision.
The performance by EMS of its obligations under this paragraph 7.3(a) shall be subject to compliance by Nation Net and it members with all reasonable requests by EMS or its counsel for information, documents and certificates necessary for such performance by EMS. EMS shall pay all expenses it incurs in connection with the preparation, printing and filing of the Registration Statement, the Prospectus, and all amendments and supplements thereto, and EMS shall furnish Nation Net and its members (without charge) such number of copies thereof as they shall reasonably request.

(b) Notwithstanding any other provision hereof, (i) until the Registration Statement has become effective, Nation Net and its members will not sell, contract to sell, or offer to sell any of the EMS Stock in any transaction requiring registration under the 1933 Act or under the securities or blue sky laws of any jurisdiction, and (ii) after the Registration Statement shall become effective, upon receipt of notice from EMS (A) that the Prospectus, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or (B) that the Prospectus otherwise requires amendment or supplementation in order to comply with any applicable provision of the 1933 Act or the applicable securities or blue sky law of any relevant jurisdiction, Nation Net and its members shall cease making offers and sales of any EMS Stock pursuant to such Prospectus, and shall return to EMS any remaining copies of the Prospectus; EMS shall promptly notify Nation Net and its members of any event that results in such a situation or requires any such amendment or supplementation.

7.4 Royalties Payable to Nation Net. In consideration of intellectual property rights assigned or licensed by Nation Net to NetSat, which rights form a material part of the valuable assets of NetSat, following the Closing NetSat shall pay to Nation Net the following royalties as earned based on revenues (net of reasonable bad debt or currency conversion reserves) received by NetSat from the operation of the Satellite in the specified time periods, in all cases as determined in accordance with generally accepted accounting principles consistently applied:


                                    % of Revenues
                                    Payable to
Time Period                         Nation Net

First 18 months following           5%
the initiation of commercial
operations of the Satellite

Next 12 months                      4%

Subsequent 12 months                3%

Remaining operational
life of the Satellite               2%

provided, however, that in the event a spare or replacement satellite at any time becomes the operational Satellite, the period during which royalties shall be payable shall not exceed 15 years from the date the initial satellite was launched. EMS hereby guarantees the payment to Nation Net of the foregoing royalties, except that EMS shall not be responsible for, and does not so guarantee, any such royalty payment that is not made by NetSat by virtue of any filing by or against NetSat under the federal bankruptcy laws or other statute or procedure providing for general relief from creditors, the pendency of any such proceeding, or the terms of any judgment or settlement rendered or entered in resolution of such filing or proceeding.

7.5 Royalties Payable to EMS. In partial consideration of the license to NetSat of the EMS IP Rights at the Closing, NetSat shall pay to EMS the following royalties as earned based on revenues (net of reasonable bad debt or currency conversion reserves) received by NetSat from the operation of the Satellite in the specified time periods, in all cases as determined in accordance with generally accepted accounting principles consistently applied:

                                    % of Revenues
                                    Payable to
Time Period                           EMS

First 18 months following              1%
the initiation of commercial
operations of the Satellite

Next 12 months                         2%

Remaining operational                  3%
life of the Satellite


In addition, in the event the EMS IP Rights are utilized by NetSat in connection with satellites operated under the ITU Filings, EMS will be entitled to royalties determined as set forth in Annex 2.1(c).

Cooperation.   NetSat, Nation Net and EMS shall cooperate fully with
each other and their respective counsel, accountants and other authorized representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

7.7  Expenses.   Each of the expenses incurred by EMS, NetSat and
Nation Net in connection with the authorization, preparation, execution and delivery of this Agreement, and the performance of their respective obligations hereunder or thereunder, including without limitation all fees and expenses of agents, representatives, counsel and accountants, and all expenses incurred in connection with materials furnished to NetSat and its members, shall be paid by the party that incurred such expenses whether or not the transactions contemplated hereby are consummated, except that if such transactions are consummated any such expenses of NetSat in excess of an aggregate of $50,000 shall not be paid by NetSat but instead shall be the sole responsibility of Nation Net; provided however, that the parties agree that the limitation on expenses payable by NetSat will only apply to expenses incurred by NetSat after June 30, 1999 and will not apply to expenses that would be incurred by NetSat in the ordinary course of its business (as examples and not as an exclusive listing, such limitation will not apply to expenses incurred in connection with the protection of Intellectual Property or the consulting agreement between NetSat and EMS's subsidiary, EMS Technologies Canada, Ltd.).

7.8  Confidentiality.   Each party understands that certain
information that it has been furnished and will be furnished in connection with the transactions contemplated by this Agreement is confidential and proprietary, and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it except in connection with such transactions, without the consent of the party furnishing such information. Information that is generally known in the industry of a party or has been disclosed to the other party by third parties who have a right to do so, shall not be deemed confidential or proprietary information for these purposes. In the event that the Closing does not occur, each party agrees to promptly return to the other all materials (and all copies thereof) that have been furnished to it regarding the business and financial condition of the other party, including without limitation all financial statements, reports, contracts, customer lists, accounts, records, tax returns, data, plans, processes and trade secrets.

7.9  Personal Guarantee.   As soon as reasonably practicable following
the Closing Date, EMS shall take all reasonable steps to either jointly guarantee or obtain the release of Thomas W. Glynn as guarantor of the $1 million indebtedness of NetSat under that certain Continuing Guaranty in favor of Banker's Trust dated January 27, 1999, and from and after the Closing EMS shall indemnify and hold Thomas W. Glynn harmless from any liability arising under said Guaranty, except for any liability arising out of Glynn's fraud, gross negligence or willful misconduct, or out of any breach (other than failure to have repaid such Indebtedness) of such Guaranty or the underlying loan documents existing at the Closing Date.

7.10 Consulting Agreement. Effective upon the Closing, NetSat will enter into a technical services consulting agreement reasonably satisfactory to EMS, incorporating the terms set forth in Annex 7.10, with Glynn Scientific, Inc. ("GSI"), under which NetSat shall compensate GSI for technical services, within the professional competence of GSI, thereafter reasonably required by NetSat and provided by GSI.

7.11 Licensing Agreement. Effective upon the Closing, Nation Net and NetSat will execute and deliver the Licensing Agreement contemplated in Section 4.8.

7.12 A Certain Patent. The parties are aware of US Patent No. 4,813,036, "Fully Interconnected Spot Beam Satellite Communications System" (the "Spot Beam Patent"), and acknowledge that it includes claims which are similar in certain respects to concepts incorporated in the Licensed Technology. However, following review it is believed by Nation Net and NetSat that the Licensed Technology does not infringe on the Spot Beam Patent. Nation Net agrees to indemnify and hold harmless NetSat from and against any and all reasonable expenses (including attorneys' fees) of investigation and defense of any claims against NetSat based on the Spot Beam Patent and arising from NetSat's use of the Licensed Technology, but such indemnity amounts shall not include royalties or other payments to the holder of the Spot Beam Patent, and shall be payable only from royalty payments otherwise due to Nation Net under this Agreement, and only to the extent that such royalty payments shall from time to time be otherwise payable to Nation Net. No compromise or other settlement of any such claim may be made without NetSat's prior consent.


                               ARTICLE 8
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EMS

     All of the obligations of EMS under this Agreement are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

8.1  Accuracy of Representations and Warranties.   The representations
and warranties of NetSat and Nation Net contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made at the Closing Date, except to the extent such representations and warranties expressly relate only to an earlier date or are affected by transactions contemplated herein, and except for changes expressly approved by EMS.

8.2  Compliance with Conditions.   NetSat and Nation Net shall have
performed each of its obligations and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8.3  Closing Documents.   NetSat shall have delivered to EMS:

(a) Certificates executed by the President and Treasurer of NetSat, and by the Chairman of Nation Net, dated the Closing Date, and certifying in such detail as EMS may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b) Duly adopted resolutions of the members and Executive Committee of NetSat, and of the appropriate governing body of Nation Net, each certified by such entity's Secretary or an Assistant Secretary as of the Closing Date, (i) authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein in accordance with their terms, and (ii) authorizing and approving all other necessary and proper actions to enable NetSat and Nation Net to comply with the terms hereof;

(c) Certificate(s) from the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the legal existence and good standing of NetSat under the laws of Delaware;

(d) A copy of the Limited Liability Company Agreement of NetSat as amended and restated to reflect the Recapitalization and other matters contemplated herein, in form reasonably satisfactory to counsel to EMS and Nation Net, together with copies of the consents and approvals of the Executive Committee and Members of NetSat to such amendments and restatement, all certified by the Secretary of NetSat as being true, correct and currently in effect;

(f) An opinion of counsel for NetSat, dated the Closing Date, in form reasonably acceptable to legal counsel for EMS; and

(g) A copy of the form of Licensing Agreement contemplated in Section 4.8, executed on behalf of the parties thereto.

8.4  Consents.   NetSat shall have obtained any consents required
under Section 5.12 hereof with respect to any indebtedness, leases or agreements that are material to the business, assets, results of operations, financial condition, or prospects of NetSat.

8.5  Governmental Approvals.   EMS shall have received from any and
all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part thereof, such other consents, authorizations, and approvals as are necessary for the consummation thereof.

8.6 FCC License. The FCC shall have granted such amendments of and consents with respect to the Ka-band fixed satellite service license currently held by NetSat as are necessary for such license to conform to the terms of the FCC License as defined in Section 1.7, all without limitation, restriction or condition, other than those that are routine and incidental to such licenses as generally granted by the FCC.

8.7 Non-Compete Agreement. Thomas W. Glynn shall have executed and delivered to EMS an agreement in substantially the form set forth as Annex 8.7 agreeing not to provide, for a period of three years following the Closing, technical or managerial services in any capacity to or with respect to any satellite-based system for high data-rate transmission of digital data. EMS will not, for federal or state income tax purposes, treat any of the EMS Stock issued pursuant hereto as having been issued in consideration for such agreements.


                              ARTICLE 9
    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NETSAT AND NATION NET

     All of the obligations of NetSat and Nation Net under this Agreement are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

9.1  Accuracy of Representations and Warranties.   The representations
and warranties of EMS contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made at the Closing Date, except to the extent such representations and warranties expressly relate only to an earlier date or are affected by transactions contemplated herein, and except for changes contemplated by this Agreement or approved by NetSat.

9.2 Compliance with Conditions. EMS shall have performed each of its obligations and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.3  Closing Documents.   EMS shall have delivered to NetSat:

(a) A certificate executed by the President or any Vice President of EMS, dated the Closing Date, and certifying in such detail as NetSat may reasonably request to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof;

(b) Duly adopted resolutions of the Board of Directors of EMS, certified by the Secretary or an Assistant Secretary of EMS as of the Closing Date, (i) authorizing and approving the execution and delivery of this Agreement on behalf of EMS, and the consummation of the transactions contemplated herein in accordance with their respective terms, and (ii) authorizing and approving all other necessary and proper corporate actions to enable EMS to comply with the terms hereof;

(c) An opinion of William S. Jacobs, General Counsel for EMS, dated the Closing Date, in form reasonably acceptable to legal counsel for NetSat; and

(d) The Guaranty Agreement dated June 22, 1999, executed by Thomas W. Glynn with respect to $150,000 principal amount of indebtedness of NetSat to EMS, marked "Canceled."

9.4  Consents.   EMS shall have obtained the consent of any person to
the transactions contemplated by this Agreement, where such consent is required for effective consummation of such transactions.


                               ARTICLE 10
                SURVIVAL OF WARRANTIES AND REPRESENTATIONS

     All representations and warranties made by the respective parties in this Agreement or pursuant hereto shall survive the Closing.


                                ARTICLE 11
                                TERMINATION

11.1 Termination. To the extent and under the circumstances set forth in this Article 11, this Agreement may be terminated, at any time prior to the Closing, upon written notice to the other party:

(a)  Material Adverse Change.   By EMS or NetSat, if a material
adverse change in the business, prospects or financial condition of the other party, considered as a whole, shall have occurred, or the other party shall have suffered a material loss or damage to any of its properties or assets.

(b)  Non-Compliance by NetSat.   By EMS, if the terms, covenants or
conditions of this Agreement to be complied with or performed by NetSat at or before the Closing shall not by that time have been complied with or performed and such non-compliance or non-performance shall not have been waived in writing by EMS.

(c)  Non-Compliance by EMS.   By NetSat, if the terms, covenants or
conditions of this Agreement to be complied with or performed by EMS at or before the Closing shall not by that time have been complied with or performed and such non-compliance or non-performance shall not have been waived in writing by NetSat.

(d)  Litigation Regarding Transactions.   By EMS or NetSat if there
shall be pending against NetSat or EMS, or threatened in a writing received by either party, any litigation or governmental proceeding seeking or threatening to seek to enjoin the transactions contemplated herein, or to obtain material damages or the payment of material penalties if such transactions are consummated; provided, however, that the party seeking to terminate this Agreement on that basis (i) shall have received a written opinion of its counsel, within thirty days after the institution or threat of such litigation or proceeding (whether directed at it or the other party) that the litigation or proceeding has a reasonable probability of success, and (ii) shall have on a reasonable basis determined that the payment of such damages or penalties would materially and adversely affect the business, assets, results of operations, financial condition, or prospects of the party against whom such damages or penalties would be assessed. NetSat and EMS each shall notify the other of any litigation or proceeding of the type that is the subject of this paragraph 11.1(d), that is commenced or threatened against such party.

(e)  Extended Delay.   By EMS or NetSat if the condition set forth in
Section 8.6 (concerning the FCC License) shall not have been satisfied on or before January 31, 2000, or if any other condition to its obligations under this Agreement shall not have been fulfilled on or before February 29, 2000.

11.2  Requirements and Effect of Termination.   Upon any termination
of this Agreement pursuant to Section 11.1, no party hereto shall have any liability or further obligation to the other party except (i) for repayment of the EMS Loan, (ii) to the extent provided in Sections 7.7 and 7.8, and (iii) to the extent that such termination is based upon a breach of any representation, warranty, covenant or agreement of a party. In addition, EMS shall thereafter be obligated to license, on a non-exclusive basis without right to transfer or sublicense, the EMS IP Rights for use by NetSat in Ka-band satellite applications, subject to payment by NetSat of commercially reasonable royalties and execution by NetSat of a commercially reasonable license agreement.

11.3..Election to Close Despite Failure to Satisfy Conditions.   If
any of the conditions specified in Article 8 hereof has not been satisfied, EMS may nevertheless, at the election of EMS, proceed with the transactions contemplated hereby; and, if any of the conditions specified in Article 9 hereof has not been satisfied, NetSat may nevertheless, at its election, proceed with the transactions contemplated hereby. An election to proceed with the Closing despite a failure by the other party to satisfy the conditions to this Agreement shall not constitute a waiver by the electing party of any right it may have as a result of the other party's breach of any representation, warranty, covenant or agreement contained in this Agreement.


                              ARTICLE 12
                             MISCELLANEOUS

12.1  Notices, Etc.   All notices, requests, demands and other
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by courier or express mail service, or if mailed first class, certified mail, postage prepaid on the fifth business day following such mailing, to the following address:

(a)  If to NetSat or Nation Net:

     73 Franklin Street
     Annapolis, Maryland  21401
     Attention:  Thomas W. Glynn, President


(b)  If to EMS:

     660 Engineering Drive
     Norcross, Georgia  30092
     Attention: Thomas E. Sharon, President

With a Copy to:  General Counsel

or to such different address as any of the above may designate in accordance with the provisions of this Section 12.1.

12.2  Entire Agreement.   This Agreement supersedes all prior
discussions and agreements by and between EMS and NetSat with respect to the matters contained herein, and constitutes the sole and entire agreement by and between EMS and NetSat with respect to the transactions contemplated herein.

12.3  Amendments; Modifications; Waivers.   This Agreement may be
amended or modified, or its conditions waived, only by an instrument in writing executed by the Chief Executive Officer, Chairman, President, any Vice President, or other duly authorized representative of the party against whom enforcement of the amendment or modification is sought.

12.4  Counterparts; Headings.   This Agreement may be executed in any
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

12.5  Binding Effect.   This Agreement shall be binding upon and shall
inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by any party without the consent of the other.

12.6  Governing Law.   This Agreement is made under, and shall be
governed by and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized corporate officers and their corporate seals to be affixed, all as of the day and year first above written.


         NATION NET, L.L.C.              NETSAT28 COMPANY, L.L.C.





         ------------------------        ----------------------------
         Thomas W. Glynn                 Thomas W. Glynn
         Chairman                        President





                                         EMS TECHNOLOGIES, INC.



                                         ----------------------------
                                         Thomas E. Sharon
                                         CEO and President




                                                          Annex 7.2(a)

                             Promissory Note

Principal                                         Norcross, Georgia
$1,500,000

     FOR VALUE RECEIVED, the undersigned, NetSat 28 Company, L.L.C., a Delaware limited liability company (hereafter referred to as "Borrower"), promises to pay to the order of EMS Technologies, Inc., a Georgia corporation (hereinafter, together with any holder hereof, referred to as "Lender"), the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), or so much thereof as shall have been advanced and not repaid, said sum being payable, without interest, in lawful money of the United States on February 1, 2000.

     Amounts due hereunder are payable to Lender at the Lender's offices at 660 Engineering Drive, Norcross, Georgia 30092, or at such other place as the Lender may designate in writing.

     The entire unpaid principal balance of this Promissory Note, or partial payments in even thousands of dollars, may be paid at any time prior to maturity without penalty.

     If for any reason the principal balance together with all accrued interest is not paid promptly on or before the due date, the Borrower shall be in default hereunder. The Borrower shall also be in default hereunder if the Borrower (i) files a voluntary petition in bankruptcy, (ii) is adjudicated as bankrupt or insolvent, (iii) files a petition or answer seeking or acquiescing in any reorganization or arrangement under the bankruptcy laws, (iv) seeks or acquiesces in the appointment of a trustee or receiver, (v) makes a general assignment for the benefit of creditors, (vi) admits in writing of its inability to pay debts generally as they become due, or (vii) is the subject of an involuntary petition in bankruptcy that is not withdrawn or dismissed within thirty days from the filing thereof.

     Upon default and at any time thereafter, the Lender may declare the entire unpaid balance of this Promissory Note immediately due and payable without presentment, demand, protest, notice of default, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived. Upon default, said principal sum, or so much thereof as may remain unpaid at the time of such default, shall thereafter bear interest at the lesser of the maximum rate allowed by applicable law or the rate of 12% per annum.

     If this Promissory Note is placed in the hands of an attorney for collection, the borrower shall pay all costs of collection incurred by the Lender, including reasonable attorneys' fees.

     This Promissory Note is to be construed in all respects and enforced according to the laws of the State of Georgia.

     Notwithstanding any provision contained in this Note or any other document executed or delivered in connection with this Note, the Lender shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, if the Lender ever receives, collects or applies as interest any such excess, then the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full by that application, then any remaining excess shall promptly be paid to Borrower.



     Executed this ____th day of September, 1999.


Signed, sealed and delivered            BORROWER
in the presence of:
                                   NETSAT 28 COMPANY, L.L.C.



                                   By: __________________________
                                       Thomas L. Glynn
                                       President




                                                           Annex 4.20

                    Stock Acquisition Representations

     The undersigned has executed and delivered this document to set forth its representations, warranties and agreements, in connection with and as a condition to the closing of the Member Interest Purchase Agreement (the "Agreement") by and among EMS Technologies, Inc. ("EMS"), NetSat 28 Company, L.L.C. ("NetSat"), and Nation Net, L.L.C. ("Nation Net"), dated of even date herewith, as follows:

1. The undersigned will acquire shares of EMS delivered pursuant to the Agreement (the "EMS Shares") to hold for investment, for its own account, with no present intention of dividing such shares with others or reselling or otherwise participating, directly or indirectly, in a distribution thereof, except as may otherwise be approved by EMS based on reasonable procedures and restrictions to assure compliance with applicable state and federal securities laws.

2. The undersigned acknowledges that the EMS Shares are being issued in a transaction that is not registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the securities law of any state, and they may not be resold or otherwise distributed other than in a transaction registered under the 1933 Act or any applicable state securities laws, or pursuant to an exemption from registration thereunder.

3. The undersigned acknowledges and agrees that EMS is not under any obligation to register any of the EMS Shares for resale or other transfer, except to the extent set forth in the Agreement.

4. The undersigned acknowledges and agrees that the certificates evidencing the EMS Shares will bear a legend stating, in substance, as follows:

"The securities evidenced by this certificate have been issued without registration under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state, pursuant to exemptions thereunder. Such shares may not be transferred other than in a transaction that is registered under the 1933 Act and any applicable state securities laws, or as to which it is established to the satisfaction of counsel to the issuer that such transaction is exempt from registration thereunder."

5. The undersigned has received copies of EMS's Annual Report on Form 10-K for the year ended December 31, 1999, its Annual Report to Shareholders for that year, its proxy statement for the Annual Meeting held on April 30, 1999, its Quarterly Reports on Form 10-Q for the quarters ended April 2 and July 2, 1999, its Reports on Form 8-K dated January 29, 1999 (as amended April 14, 1999), March 15, 1999, and April 6, 1999 (as amended April 9, 1999), its press releases dated January 28, February 1 and 16, March 22, April 20 and 27, June 2, July 27 and September 5, 1999, and the description of EMS's Common Stock contained in its Registration Statement on Form 8-A, as amended April 12, 1999.

6. Through its General Manager, who maintains and personally manages a portfolio of equity investments having a current value of not less than $________, the undersigned is experienced in evaluating the merits and risks of investments in technology-based companies such as EMS.

7. The undersigned acknowledges and agrees that EMS, its officers, counsel and transfer agent will rely upon the truthfulness of the undersigned's representations set forth herein in issuing the EMS Shares pursuant to the Agreement, and further acknowledges that it has had full opportunity to inquire of EMS, through its officers, concerning the business affairs of EMS, and has received responses to his or its satisfaction to all such questions.

IN WITNESS WHEREOF, the undersigned has executed this document on the date indicated:

Nation Net L.L.C.


By:_______________________
Manager

Date: September 30, 1999




                                                             Annex 8.7

                       Non-Competition Agreement

     This Non-Competition Agreement is made and entered into by Thomas
W. Glynn ("Glynn"), and is executed and delivered by Glynn for the benefit of EMS Technologies, Inc. ("EMS") and NetSat 28 Company, L.L.C. ("NetSat"), pursuant to the terms of, and as a condition to closing of the transactions (the "Transactions") contemplated in, that certain Member Interest Purchase Agreement dated the date hereof (the "Agreement") by and among EMS, NetSat and Nation Net, L.L.C. ("Nation Net").

1. Glynn acknowledges and represents that he is the principal holder of member interests in Nation Net, and as such will obtain and enjoy substantial benefits as a result of the Transactions, and further acknowledges that his execution and delivery of this Non-Competition Agreement is ancillary to the sale of a business and is a condition precedent to the obligations of EMS to close the Transactions.

2. In consideration of the benefits being derived by Glynn under, and of EMS's closing, the Transactions, Glynn hereby agrees that, for a period ending on the later of the fifth anniversary of the date hereof or the date on which royalties shall no longer be accruing and payable to Nation Net and/or its members under the terms of the Agreement, Glynn will not, directly or indirectly, as an individual, officer, director, employee, agent, consultant or other contractor, or through any person or business entity controlled by or under common control with Glynn, provide services to any company or other organization providing or seeking to provide high-speed satellite communications services to private or governmental users located anywhere in the world, or to design or manufacture satellite hardware to provide such services, except with the prior written consent of NetSat.

3. Glynn acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary to protect the interests of EMS in connection with its acquisition of member interests in NetSat, and are consistent with the scope of business intended to be conducted by NetSat, and with the royalties payable to Nation Net and/or its members based on the conduct of such operations.

IN WITNESS WHEREOF, this Non-Competition Agreement has been executed and delivered this ___ day of___________, 1999.


                                     _____________________________
                                            Thomas W. Glynn

Acknowledged and accepted:

EMS Technologies, Inc.                    NetSat 28 Company, L.L.C.


By: ________________________             By:_______________________
Jeffrey A. Leddy, Vice President           Thomas W. Glynn, President
24